EXHIBIT 99.1

For Immediate Release

GLATFELTER REPORTS STRONG FIRST QUARTER 2012 RESULTS
- Adjusted EPS increases 26 percent -

YORK, Pennsylvania – May 1, 2012 – Glatfelter (NYSE: GLT) today reported 2012 first quarter net income of $18.9 million, or $0.43 per diluted share, compared with adjusted earnings of $16.0 million, or $0.34 per diluted share, in the first quarter of 2011. Adjusted earnings for the first quarter of 2011 exclude gains from timberland sales and acquisition and integration costs. Consolidated net sales for the first quarter of 2012 were $397.4 million compared with $396.8 million for the first quarter of 2011.

“We are off to a strong start in 2012 with solid performance from all three of our businesses,” said Dante C. Parrini, chairman and chief executive officer. “Specialty Papers delivered a 7 percent increase in operating income led by improved operating performance, new business development, and continuous improvement initiatives. Our Advanced Airlaid Materials business continues to demonstrate progress with operating income more than doubling on a year-over-year basis and Composite Fibers also made good progress despite decreased production rates this quarter from two machine upgrades. As expected, both of these businesses experienced softer conditions in certain consumer-driven European market segments. Furthermore, our 2011 share repurchase program and the debt refinancing activities undertaken late last year are contributing to year-over-year earnings-per-share growth.”

Mr. Parrini continued, “With leading positions in our key markets, I believe we are well positioned to continue generating success from our growth strategies as we move through 2012. While economic risks persist, overall I expect market conditions in the second quarter to be consistent with the first quarter. We will continue our emphasis on customer satisfaction and operational excellence to reduce earnings risk from potential economic challenges as we did in the first quarter.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	For the three months ended Mar 31
	2012		2011
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$18,878	$0.43	$17,426	$0.38
Gains on sales of timberland	–	–	(1,718)	(0.04)
Acquisition and integration related costs	–	–	275	0.01
Adjusted earnings	$18,878	$0.43	$15,983	$0.34

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First Quarter Business Unit Results

Specialty Papers

	For the three months
	ended Mar 31
Dollars in thousands	2012	2011	change
Tons shipped	195,773	198,754	(2,981)	(1.5)%
Net sales	$223,803	$220,454	$3,349	1.5
Energy and related sales, net	1,861	2,986	(1,125)	(37.7)
Operating income	23,692	22,218	1,474	6.6
Operating margin	10.6%	10.1%

On a year-over-year basis, Specialty Papers’ net sales increased $3.3 million due to a $3.7 million benefit from higher selling prices and an improved mix of products sold, partially offset by a 1.5 percent decline in shipping volumes. Carbonless volumes benefited from increased demand in advance of our previously announced price increase effective at the end of March 2012.

Specialty Papers’ 2012 first quarter operating income was $1.5 million higher than the same period of 2011 reflecting the benefit from higher selling prices and $1.8 million from continuous improvement initiatives, production efficiencies, and the timing of maintenance. These factors offset a $1.5 million adverse impact of higher input costs and $1.1 million of lower energy and related sales. Results for the 2011 first quarter benefited by $2.8 million from an insurance recovery and the resolution of a tax audit.

Composite Fibers

	For the three months
	ended Mar 31
Dollars in thousands	2012	2011	change
Tons shipped	22,724	22,909	(185)	(0.8)%
Net sales	$111,940	$115,235	$(3,295)	(2.9)
Operating income	10,916	12,406	(1,490)	(12.0)
Operating margin	9.8%	10.8%

Composite Fibers’ net sales decreased $3.3 million, or 2.9 percent, primarily due to the translation of foreign currencies which unfavorably impacted the comparison by $3.4 million partially offset by a $1.1 million benefit from higher selling prices.

Composite Fibers’ first-quarter 2012 operating income decreased by $1.5 million as the benefit from higher selling prices was more than offset by unfavorable operating costs including higher energy costs, general inflation, and a $0.7 million impact from the completion of machine upgrades at two facilities. In addition, the translation of foreign currencies was $0.5 million unfavorable.

Advanced Airlaid Materials

	For the three months
	ended Mar 31
Dollars in thousands	2012	2011	change
Tons shipped	22,348	21,542	806	3.7%
Net sales	$61,621	$61,083	$538	0.9
Operating income	3,849	1,745	2,104	120.6
Operating margin	6.3%	2.9%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased 0.9 percent and totaled $61.6 million. The increase was primarily due to a 3.7 percent increase in volumes shipped which more than offset a $0.4 million adverse impact of lower selling prices.

First-quarter 2012 operating income increased $2.1 million compared with the year ago quarter led by a $1.5 million benefit from continuous improvement initiatives including supply chain efficiencies, waste reduction, improved throughput, and benefits from a new festooner. In addition, lower raw material and energy costs benefited results by $1.0 million.

Other Financial Information

Pension expense totaled $3.1 million and $2.4 million for the first quarters of 2012 and 2011, respectively. Since the Company’s qualified plan remains overfunded, a cash contribution is not expected to be made in 2012.

Interest expense declined $2.2 million in the year-over-year comparison primarily reflecting the redemption of $100.0 million of 7 1/8 percent bonds at the end of 2011. For the first quarter of 2012, interest expense totaled $4.3 million compared with $6.5 million in the year ago quarter.

In the first quarter of 2012, the Company’s effective tax rate was 30.3 percent compared with 29.3 percent, on adjusted earnings, in the same quarter of 2011. The higher tax rate was due, in part, to the expiration of the research and development tax credit and a change in the mix of jurisdictions in which taxable income is generated.

Balance Sheet and Other Information

Capital expenditures totaled $14.2 million in the first quarter of 2012, including $4.7 million for the Composite Fibers capacity expansion project. For the full year 2012, capital expenditures are estimated to be $95 million to $105 million, including $30 million to $35 million of the $50 million investment to expand Composite Fibers’ capacity scheduled to be completed on the first quarter of 2013.

Cash and cash equivalents totaled $24.9 million as of March 31, 2012, and net debt was $197.2 million, compared with $188.7 million at the end of 2011.

Free cash flow (cash provided by operations less capital expenditures) was $(4.4) million for the first quarter of 2012 compared with $19.5 million for the first quarter of 2011. Free cash flow declined due to a $6.1 million increase in capital expenditures and the receipt of $17.8 million of cash tax benefits in the first quarter of 2011 related to cellulosic biofuel credits. (Refer to the calculation of these measures provided in this release.)

In January 2012, the Company completed the $50 million share repurchase program begun in April 2011. Under this program, 3.6 million shares were repurchased. Diluted shares outstanding for the first quarter of 2012 declined by 2.9 million shares compared with the first quarter of 2011.

Outlook

For Specialty Papers, the Company expects slightly lower shipping volumes and an unfavorable mix in the second quarter of 2012 compared with the first quarter of 2012. The impact of announced selling price increases is expected to slightly outpace overall input cost increases compared to the first quarter. The Company also plans to complete the annually scheduled maintenance outages at both the Chillicothe and Spring Grove facilities in the second quarter of 2012. The outages are expected to adversely impact second quarter operating profit by approximately $21 million, pre-tax. In addition, non-shutdown related maintenance spending is expected to increase by approximately $2 million, pre-tax, compared to the first quarter.

The Company anticipates Composite Fibers’ shipping volumes to be 5 percent higher in the second quarter compared to the first quarter while selling prices are expected to be generally in line with the first quarter of 2012. However, the mix of products sold is expected to be slightly unfavorable. Input costs are expected to increase moderately.

Shipping volumes for the Advanced Airlaid Materials business unit in the second quarter of 2012 are expected to be in-line with the first quarter of 2012. Input cost increases are expected to outpace selling price changes due to the pass-through provisions in certain customer contracts but the Company expects this to be more than offset by the impact of its continuous improvement initiatives.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2012 Earnings Release Conference Call
When:	Tuesday, May 1, 2012, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	70926569
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	May 1, 2012 12:00 noon through May 14, 2012 12:00 midnight.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	70926569

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project and other factors. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31
In thousands, except per share		2012	2011
Net sales	$397,352	$396,771
Energy and related sales – net	1,861	2,987

Total revenues	399,213	399,758
Costs of products sold	338,243	339,591

Gross profit	60,970	60,167
Selling, general and administrative expenses	29,967	31,770
Gains on dispositions of plant, equipment and timberlands, net	(37)	(3,175)

Operating income	31,040	31,572
Other non-operating income (expense)
Interest expense	(4,269)	(6,460)
Interest income	123	207
Other – net	196	7
Total other non-operating expense	(3,950)	(6,246)

Income before income taxes	27,090	25,326
Income tax provision	8,212	7,900

Net income	$18,878	$17,426

Earnings per share
Basic	$0.44	$0.38
Diluted	0.43	0.38
Cash dividends declared per common share	0.09	0.09
Weighted average shares outstanding
Basic	42,751	46,070
Diluted	43,467	46,410

Business Unit Financial Information
(unaudited)

Three months ended March 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Net sales	$223.8	$220.5	$111.9	$115.2	$61.6	$61.1	$-	$-	$397.4	$396.8
Energy and related sales, net	1.9	3.0	—	—	—	—	—	—	1.9	3.0

Total revenue	225.7	223.4	111.9	115.2	61.6	61.1	—	—	399.2	399.8
Cost of products sold	188.7	187.3	91.5	93.0	55.1	56.7	2.9	2.6	338.2	339.6

Gross profit	37.0	36.1	20.4	22.2	6.5	4.4	(2.9)	(2.6)	61.0	60.2
SG&A	13.3	13.9	9.5	9.8	2.6	2.7	4.5	5.4	30.0	31.8
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(3.2)	—	(3.2)

Total operating income (loss)	23.7	22.2	10.9	12.4	3.8	1.7	(7.4)	(4.8)	31.0	31.6
Non-operating income (expense)	—	—		—	—	—	(4.0)	(6.2)	(4.0)	(6.2)

Income (loss) before income taxes	$23.7	$22.2	$10.9	$12.4	$3.8	$1.7	$(11.4)	$(11.0)	$27.1	$25.3

Supplementary Data
Net tons sold	195.8	198.8	22.7	22.9	22.3	21.5	—	—	240.8	243.2
Depreciation, depletion and amortization	$8.9	$8.7	$6.0	$6.1	$2.2	$2.1	$-	$-	$17.1	$16.9
Capital expenditures	4.6	3.9	9.1	3.8	0.5	0.4	—	—	14.2	8.1

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Three months ended
	March 31
In thousands	2012	2011
Cash Flow Data
Cash provided (used) by:
Operating activities	$9,743	$27,613
Investing activities	(14,103)	(4,683)
Financing activities	(9,473)	(4,307)
Depreciation, depletion and amortization	17,086	16,877
Capital expenditures	14,152	8,088
Balance Sheet Data	March 31	December 31
	2012	2011

Cash and cash equivalents	$24,899	$38,277
Total assets	1,155,626	1,136,925
Total debt	222,000	227,000
Shareholders’ equity	518,021	490,404

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins overhead, and operating margins, among others. Gains on the sale of timberlands, and acquisition and integration related costs are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the Company’s GAAP based consolidated financial statements. The Company believes these provide meaningful measures of the Company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Free Cash Flow	Three months ended March 31
In thousands	2012	2011
Cash from operations	$9,743	$27,613
Less:
Capital expenditures	(14,152)	(8,088)
Free cash flow	$(4,409)	$19,525

Net Debt
In thousands	March 31, 2012	December 31, 2011

Short term debt	$–	$–
Long term debt	222,000	227,000

Total	222,000	227,000
Less: Cash	(24,899)	(38,277)
Net Debt	$197,101	$188,723

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.

Contacts:
Investors:	Media:
John P. Jacunski	William T. Yanavitch
John.Jacunski@glatfelter.com	William.Yanavitch@glatfelter.com

(717) 225-2794	(717) 225-2747